UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)

SEC FILE NUMBER 333-142977

PROSPECTUS

July 24, 2007

TECKMINE INDUSTRIES, INC.

A NEVADA CORPORATION

2,618,761 SHARES OF COMMON STOCK OF TECKMINE INDUSTRIES, INC.

_________________________________

This prospectus relates to 2,618,761 shares of common stock of Teckmine Industries, Inc., a Nevada corporation, which may be resold by selling shareholders named in this prospectus. The shares were acquired by the selling shareholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling shareholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling shareholders will sell their shares of our common stock at a fixed price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Additionally, we cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will pay for the expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 24, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, “the company” and “Teckmine Industries” mean Teckmine Industries, Inc. All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated in the state of Nevada on May 19, 2004 with an authorized share capital of 100,000,000 shares with a par value of $0.001. We are an exploration stage company engaged in the acquisition, and exploration of mineral resource properties. On November 10, 2004, we entered into an option agreement with Goldbridge Resources Ltd. giving us the right to acquire a 50% interest in the Pioneer Extension Property. Prior to the lapse of the November 10, 2004 agreement, we entered into a subsequent option agreement dated May 9, 2007 on substantially the same terms as the previous agreement. The Pioneer Extension Property is located in south-western British Columbia, approximately 165 kilometers north-northeast of the city of Vancouver, British Columbia in an area known as the Lillooet Mining Division. We have not found any mineral deposits on the Pioneer Extension Property and we can make no assurances relating to whether any mineral deposits will be found. We intend to explore the Pioneer Extension Property for any commercially exploitable mineral deposits and to exploit any mineral deposits we discover or sell or otherwise assign the rights to a third party.

We are an exploration stage company. In order to fund our plan of operation, we anticipate that we will require $378,000 in funding through the next twelve month period.

Our principal executive offices are located at Suite 239 – 280 Nelson Street, Vancouver, British Columbia, Canada V6B 2E2. Our telephone number is (604) 677-5066. Our transfer agent and registrar is the Nevada Agency and Trust Company located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the financial statements dated March 12, 2007 for the year ended December 31, 2006, our independent auditors included an explanatory paragraph regarding factors that raise substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus covers the resale by the selling shareholders named in this prospectus of up to 2,618,761 shares of our common stock. The offered shares were acquired by the selling shareholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling shareholders will sell their shares of our common stock at a fixed price of $0.20 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 19,506,304 shares of our common stock issued and outstanding as at July 10, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The following information represents selected unaudited financial information for our company for the quarters ended March 31, 2007 and 2006 and selected audited financial information for our company for the years ended December 31, 2006 and 2005. The summarized financial information presented below is derived from and should be read in conjunction with our unaudited and audited financial statements, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 27 of this prospectus.

	For the Quarter Ended March 31, 2007	For the Quarter Ended March 31, 2006	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
Revenue	Nil	Nil	Nil	Nil
Net Loss for the Period	$11,303	$2,318	$28,443	$20,963
Loss Per Share – basic and diluted	$0.00	$0.00	$0.00	$0.00
	As at March 31, 2007	As at March 31, 2006	As at December 31, 2006	As at December 31, 2005
Working Capital	$17,130	$20,708	$26,053	$26,867
Total Assets	$23,500	$20,708	$28,153	$30,617
Total Number of Issued Shares of Common Stock	19,506,304	19,410,000	19,410,000	19,410,000
Deficit	$(80,429)	$(43,001)	$(69,126)	$(40,683)
Total Stockholders’ Equity	$17,130	$26,799	$26,053	$26,867

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration program that we intend to undertake on the Pioneer Extension Property and any additional properties that we may acquire. These potential problems include unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the Pioneer Extension Property may not result in the discovery of mineral deposits. Any expenditures that we may make in the exploration of any other mineral property that we may acquire may not result in the discovery of any commercially exploitable mineral deposits. Problems such as unusual or unexpected geological formations and other conditions are involved in all mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our interests in the Pioneer Extension Property.

If this happens, our business will likely fail.

Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any quantities of mineral deposits on the Pioneer Extension Property or any other additional properties we may acquire.

We intend to continue exploration on the Pioneer Extension Property and we may or may not acquire additional interests in other mineral properties. The search for mineral deposits as a business is extremely risky. We can provide investors with no assurance that exploration on the Pioneer Extension Property, or any other property that we may acquire, will establish that any commercially exploitable quantities of mineral deposits exist. Additional potential problems may prevent us from discovering any mineral deposits. These potential problems include unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of mineral deposits on the Pioneer Extension Property, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.

The search for mineral deposits involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

The potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of an exploration program on a mineral property is dependent upon many factors beyond our control, including the existence and size of mineral deposits in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

Because the Pioneer Extension Property may not contain mineral deposits and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.

Our securities must be considered highly speculative, generally because of the nature of our business and our early stage of operations. We currently only have an interest in the Pioneer Extension Property. The Pioneer Extension Property is in the exploration stage only and may not contain mineral deposits. We may or may not acquire additional interests in other mineral properties but we do not have plans to acquire rights in any specific mineral properties as of the date of this report. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and exploiting mineral deposits on the Pioneer Extension Property or mineral deposits on any additional properties that we may acquire. The likelihood of any mineral properties that we may acquire or have an interest in, including the Pioneer Extension Property, containing commercially exploitable mineral deposits is extremely remote. In all probability, any mineral properties that we may acquire or that we have an interest in, including the Pioneer Extension Property, do not contain any commercially exploitable mineral deposits and any funds that we spend on exploration will be lost. We may never discover mineral deposits in the Pioneer Extension Property or any other area, or we may do so and still not be commercially successful if we are unable to exploit those mineral deposits profitably. We may not be able to operate profitably and may have to cease operations, the price of our securities may decline and investors may lose all of their investment in our company.

As we face intense competition in the mineral exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The Pioneer Extension Property is located in southwestern British Columbia, approximately 165 km north-northeast of Vancouver, situated in an area known as the Lillooet Mining Division. Our competition in this area includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the region for the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

Weather interruptions in the Lillooet Mining Division may delay or prevent exploration on the Pioneer Extension Property.

Our proposed exploration work can be performed approximately only six months a year. This is because of extreme winter conditions which exist in the Lillooet Mining Division between the months of November and April, which may delay or prevent exploration on the Pioneer Extension Property.

We have a history of losses and have a deficit, which raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our date of inception and we will continue to incur operating expenses without revenues until we engage in commercial operations. Our net loss for the three month period ended March 31, 2007 was $11,303 and was $28,443 for the year ended December 31, 2006. We had cash in the amount of $23,500 as at March 31, 2007 and $27,999 as at December 31, 2006. We currently do not have any operations and we have no income. We estimate our average monthly operating expenses to be approximately $31,500 each month. We cannot provide assurances that we will be able to successfully explore and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements, dated March 12, 2007. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

Our future is dependent upon our ability to obtain financing and if we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or will generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties and to pay the fees and expenses necessary to become and operate as a public company. We will also need more funds if the costs of the exploration of our mineral claims are greater than we have anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues. We will also need further financing if we decide to obtain additional mineral properties. We currently do not have any arrangements for further financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

Because we may never earn revenues from our operations, our business may fail.

Prior to the completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our exploration for mineral deposits, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.

Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral deposits on the Pioneer Extension Property. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Because our directors, executive officers, and principal shareholders control a large percentage of our common stock, such insiders have the ability to influence matters affecting our shareholders.

Our directors and executive officers, in the aggregate, beneficially own 59.7% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

Our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

Our two directors and officers are involved in other business activities. Raymond Irvine, our President, Secretary, Treasurer and a director, spends approximately 15 hours, or 33%, of his business time on the management of our company and Howard Dahl, a director, spends approximately 10 hours, or 20%, of his business time on the management of our company. As a result of their other business endeavors, Mr. Irvine and Mr. Dahl may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues. In addition, the management of our company may be periodically interrupted or delayed as a result of Mr. Irvine’s or Mr. Dahl’s other business interests.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or a listing service or stock exchange, if traded, that a public market will materialize. Further, the Over-the-Counter Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the Over-the-Counter Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to ever pay any cash dividends. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above and the “Market for Common Equity and Related Stockholder Matters” section at page 32 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 13.4% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “intends” “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 9, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus covers the resale by the selling shareholders named in this prospectus of up to 2,618,761 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act of 1933.

The selling shareholders will sell their shares of our common stock at a fixed price $0.20 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholder.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares of our common stock at a fixed price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The offering price of $0.20 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling shareholders and we will not receive any proceeds from the resale of the common stock by the selling shareholders. We will, however, incur all costs associated with this registration statement and prospectus. Our company estimates that the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $31,000.

DILUTION

The common stock to be sold by the selling shareholders are shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since our date of inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING SHAREHOLDERS

The selling shareholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling shareholders may offer all or only some portion of the 2,618,761 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of July 10, 2007 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling shareholders had or have any material relationship with us. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Shareholder and Position, Office or Material Relationship with Teckmine Industries, Inc.	Common Shares owned by the selling Shareholder (1)	Total Shares Registered Pursuant to this Offering	% of Total Shares owned by the Selling Shareholder	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
				# of Shares	% of Class
Greta Anderson(3)	4,500	4,500	*	Nil	Nil
Estate of Sandford Andersen(3)	4,500	4,500	*	Nil	Nil
Laura Beaubier(4)(5)	825,000	280,273	4.2%	544,727	2.8%
Rose Beaubier(3)(5)	2,500	2,500	*	Nil	Nil
Peter Beaubier(3)(5)	2,500	2,500	*	Nil	Nil
Henry Boissonnault(3)	5,000	5,000	*	Nil	Nil
Karen Bunz(3)	2,500	2,500	*	Nil	Nil
Martin Bryan Bussell(3)	5,000	5,000	*	Nil	Nil
Amrit Paul Singh Gill(3)	5,000	5,000	*	Nil	Nil
Roy Gjesdal(3)	5,000	5,000	*	Nil	Nil
Roberto G. Gregoris(3)	2,500	2,500	*	Nil	Nil
Trevor Harris(3)	5,000	5,000	*	Nil	Nil
Gil Heskia(6)	895,000	280,273	4.6%	614,727	3.2%
Kristy Ilic(3)	2,500	2,500	*	Nil	Nil
Michelle Janes(3)	1,000	1,000	*	Nil	Nil
Telis Kardakaris(3)	1,304	1,304	*	Nil	Nil
Kevin Klaussen(3)	1,000	1,000	*	Nil	Nil
Dave Kurtenacker(3)	5,000	5,000	*	Nil	Nil
Jeff Larson(7)	915,000	280,273	4.7%	634,727	3.3%
Neville Lok(3)	2,500	2,500	*	Nil	Nil
Harry Sean Maharaj(3)	2,500	2,500	*	Nil	Nil
Scott McCullough(8)	900,000	280,273	4.6%	619,727	3.2%
Matthew Moadebi(3)	1,000	1,000	*	Nil	Nil
Elizabeth Molnar(4)	750,000	280,273	3.8%	469,727	2.4%

Meg Morrison(3)(9)	2,500	2,500	*	Nil	Nil
Terry Morrison(3)(9)	2,500	2,500	*	Nil	Nil
Laura Palmer(3)	2,250	2,250	*	Nil	Nil
Rick Pesto(4)	875,000	280,273	4.5%	594,727	3.0%
Michael Peterson(7)	875,000	280,273	4.5%	594,727	3.0%
Beth Pollock(3)	5,000	5,000	*	Nil	Nil
Melvin Rokosh(3)(10)	2,500	2,500	*	Nil	Nil
Kerry Rokosh(3)(10)	1,000	1,000	*	Nil	Nil
Kevin Rokosh(4)(10)	800,000	280,273	4.1%	519,727	2.7%
Carrie Scarlett(3)	1,000	1,000	*	Nil	Nil
Larry Streich(3)	1,500	1,500	*	Nil	Nil
Craig Watson(3)	1,500	1,500	*	Nil	Nil
Vern Wilkie(3)(5)	1,750	1,750	*	Nil	Nil
Ann Wilkie(3)(5)	1,750	1,750	*	Nil	Nil
Mark Wilkie(4)(5)	925,000	280,273	4.7%	644,727	3.3%
Alexander Wolf(3)	2,250	2,250	*	Nil	Nil
Michael Young(3)(11)	5,000	5,000	*	Nil	Nil
Douglas Young(3)(11)	5,000	5,000	*	Nil	Nil
Totals:	7,856,304	2,618,761	40.3%	5,237,543	26.9%

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Assumes all of the shares of common stock offered are sold. Based on 19,506,304 common shares issued and outstanding on July 10, 2007.
(3)

The respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling shareholders between November 6, 2006 and December 31, 2006. We issued an aggregate of 96,304 common shares to the selling security holders at an offering price of $0.20 per share for gross offering proceeds of $19,260.80 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(4)

The respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling shareholders on September 10, 2004. We issued an aggregate of 4,175,000 common shares to the selling security holders at an offering price of $0.005 per share for gross offering proceeds of $20,875 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(5)

Mark Wilke, Anne Wilke, Vern Wilke, Laura Beaubier, Peter Beaubier and Rose Beaubier are related persons. Mark Wilke is the husband of Laura Beaubier. Peter and Rose Beaubier are the parents of Laura Beaubier. Anne and Vern Wilke are the parents of Mark Wilke. Please see the table on page 20 under the heading “Security Ownership of Certain Beneficial Owners and Management” for a discussion related to the shares that are held by persons related to Mr. Wilke.

(6)

Mr. Heskia acquired his shares by way of private placement pursuant to a subscription agreement dated May 30, 2005. We issued the 895,000 common shares to Mr. Heskia at an offering price of $0.005 per share for gross offering proceeds of $4,475 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(7)

The two selling security holders acquired their shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling shareholders on June 9, 2005. We issued an aggregate of 1,790,000 common shares to the selling security holders at an offering price of $0.005 per share for gross offering proceeds of $8,950 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(8)

Mr. McCullough acquired his shares by way of a private transaction with Wolf Feidler. The shares were purchased by Mr. McCullough in an offshore transaction relying on Regulation S of the Securities Act of 1933. Mr. Feidler initially acquired the shares pursuant to a subscription agreement dated September 10, 2004. We initially issued the 900,000 common shares to Mr. Feidler at an offering price of $0.005 per share for gross offering proceeds of $4,500 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(9)	Terry Morrison is the husband of Meg Morrison.
(10)	Melvin Rokosh is the father of Kerry and Kevin Rokosh.
(11)	Michael Young is the father of Douglas Young.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling shareholders will sell their shares of our common stock at a fixed price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling shareholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
3.	an exchange distribution in accordance with the rules of the exchange or quotation system;
4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
5.	privately negotiated transactions; and
6.	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling shareholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders if such broker-dealer is unable to sell the shares on behalf of the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling shareholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling shareholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling shareholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling shareholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling shareholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling shareholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is the Nevada Agency and Trust Company which is located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

LEGAL PROCEEDINGS

As of July 10, 2007, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Raymond Irvine	President, Secretary, Treasurer and Director	41	Executive Officer: September 24, 2004 Director: June 25, 2004
Howard Dahl	Director	48	May 1, 2005

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Raymond Irvine

Raymond Irvine was appointed as our President, Secretary and Treasurer on September 24, 2004. He was appointed as a director on June 25, 2004. Since 1996, Mr. Irvine has been involved in finance and financial public relations as a self employed businessman where he has provided financial, investor relations and corporate finance consulting services to a number of public and private companies located in both Canada and the United States. Mr. Irvine acted as Vice President Corporate Development of Alta Natural Herbs & Supplements Inc., a public company, where he raised equity financings, coordinated investor relations and negotiated transactions. Mr. Irvine also acted as Senior Investor Relations Officer for South Duval Gold, a public company, where he raised financings and coordinated investor relations. Mr. Irvine currently spends approximately 15 hours per week providing services to our company, which represents approximately 33% of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

Howard Dahl

Howard Dahl was appointed as a director on May 1, 2005. Mr. Dahl is an owner and operator of Innovative HVAC, a company that designs, installs and services geo-exchange systems and other mechanical systems for residential and commercial use. From October 2002 to December 2002, Mr. Dahl worked as an Engineer with Sialco Materials Ltd., where he was responsible for among other things, product research and development, quality control and production. From June 1997 to December 2002, Mr. Dahl was employed as an Engineer with Cominco Engineering Services Ltd., a wholly-owned subsidiary of Tech Cominco Ltd. His responsibilities included the supervision, control, training and direction of personnel invoiced in the construction, commissioning, operation and routine maintenance of a hydrometallogical demonstration plant. Mr. Dahl is a registered Professional Engineer in British Columbia. Mr. Dahl graduated with a Bachelor of Science in Chemistry from Simon Fraser University in 1991 and with a Bachelor of Science in Chemical Engineering from the University of Alberta in May, 1996. Mr. Dahl currently spends approximately 10 hours per week providing services to our company, which represents approximately 20% of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

Audit Committee Financial Expert

We do not have a standing audit committee at the present time. Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, nor do we have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the two members of our board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the board of directors, solely consisting of Ray Irvine and Howard Dahl. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any revenues from operations to date.

Promoters

The promoters of our company are our President, Secretary, Treasurer and director Raymond Irvine and our director Howard Dahl.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 10, 2007 certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to our shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Raymond Irvine President, Secretary, Treasurer and Director Suite 239 – 280 Nelson Street Vancouver, British Columbia Canada	Common Shares	10,000,000	51.3%

Howard Dahl Director 811 Porteau Place North Vancouver, British Columbia Canada	Common Shares	1,650,000(1)	8.5%
Mark Wilkie(3) 14738 59th Ave. Surrey, British Columbia Canada	Common Shares	1,758,500	9.0%
Directors and Executive Officers as a group (2 persons)	Common Shares	11,650,000	59.7%

(1)	Based on 19,506,304 common shares issued and outstanding as of July 10, 2007.

(2)	Howard Dahl holds 825,000 common shares directly and 825,000 common shares are owned by Catherine Dahl, the wife of Howard Dahl.

(3)

Mark Wilkie holds 925,000 common shares directly. Mr. Wilkie disclaims beneficial ownership of 825,000 common shares owned by Laura Beaubier, 5,000 common shares owned by Peter Beaubier, 5,000 common shares owned by Rose Beaubier, 1,750 common shares owned by Vern Wilkie and 1,750 common shares owned by Ann Wilkie. Laura Beaubier is the wife of Mr. Wilkie, Peter Beaubier is the father-in-law of Mr. Wilkie, Rose Beaubier is the mother-in-law of Mr. Wilkie, Vern Wilkie is the father of Mr. Wilkie and Anne Wilke is the mother of Mr. Wilkie.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles of Incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001. As at July 10, 2007 we had 19,506,304 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Clark Wilson LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus. Their address is 800-885 W Georgia Street, Vancouver, British Columbia, Canada.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged the firm of Manning Elliott LLP, Chartered Accountants, to audit our financial statements for the year ended December 31, 2006. There has been no change in the accountants and no disagreements with Manning Elliott LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, executive officer or employee.

EXPERTS

The financial statements of our company included in this prospectus have been audited by Manning Elliott, LLP, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.. Their address is 1100-1050 West Pender Street, Vancouver, British Columbia, Canada, V6E 3S7.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, each director, executive officer, employee and agent and all other persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes to the fullest extent of the law (i) against all the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the individual in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys’ fees) actually and reasonably incurred by the individual in connection with the defense or settlement of any action or suit by or in the right of the company, or in connection with any appeal therein, or otherwise, if the individual acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. Our company may, in our discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of any final disposition, provided, however, that the payment of expenses incurred by a director or executive officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or executive officer to repay all amounts advanced if it should be ultimately determined that the director or executive officer is not entitled to be indemnified under our Bylaws or otherwise. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, executive officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Other than as listed below, no director, officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, during the year ended December 31, 2006, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

During the year ended December 31, 2006, we recognized $6,000 for donated services at $500 per month and $3,000 for donated rent at $250 per month provided by Ray Irvine, our President and director. During the three months ended March 31, 2007, we recognized $1,500 for donated services at $500 per month and $750 for donated rent at $250 per month.

Corporate Governance

We currently act with two directors, consisting of Ray Irvine and Howard Dahl. We have determined that Howard Dahl is an independent director as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing nominating committee but our entire board of directors acts as our nominating committee. If any shareholders seeks to nominate a director or bring any other business at any meeting of our shareholders, the shareholder must comply with the procedures contained in our bylaws and the shareholder must notify us in writing and such notice must be delivered to or received by the Secretary in accordance with Rule 14a-8 of the Exchange Act. A shareholder may write to the Secretary of our company at our principal executive office, Suite 239 – 280 Nelson Street, Vancouver, British Columbia, Canada, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Committees of the Board

We do not have a standing audit or compensation committee at the present time. Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, although Howard Dahl, a member of our board of directors, qualifies as “independent” as the term is used in accordance with Nasdaq Marketplace Rule 4200(a)(15).

We believe that the two members of our board of directors are capable of analyzing and evaluating our financial statements, understanding internal controls and procedures for financial reporting and determining the compensation policies and practices of our executive officers. The board of directors of our company does not believe that it is necessary to have an audit or compensation committee at this time in our business because we believe that the functions of an audit and compensation committee can be adequately performed by the board of directors, consisting of Ray Irvine and Howard Dahl. In addition, we believe that retaining additional independent directors, and an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any revenues from operations to date.

Transactions with Independent Directors

Howard Dahl, our sole independent director, did not enter into any transaction, relationship or arrangement during the year ended December 31, 2006 that was considered by our board of directors in determining whether the director maintained his independence in accordance with Nasdaq Marketplace Rule 4200(a)(15).

DESCRIPTION OF PROPERTY

Our executive and head office is located at Suite 239 – 280 Nelson Street, Vancouver, British Columbia, Canada V6B 2E2. Our office facility, which is approximately 150 square feet in size, is provided to us at no cost from Raymond Irvine, our President, Secretary, Treasurer and a director. This lease is on a month-to-month basis. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future. When and if we require additional space, we intend to move at that time.

A description of our interests in the Pioneer Extension Property can be found below under the section entitled “Description of Business.”

DESCRIPTION OF BUSINESS

General

We were incorporated in the state of Nevada on May 19, 2004. The authorized share capital of our company consists of 100,000,000 shares with a par value of $0.001.

Current Business

We are an exploration stage company engaged in the acquisition and exploration of mineral resource properties. On November 10, 2004, we signed an option agreement with Goldbridge Resources Ltd. giving us the right to acquire a 50% interest in the Pioneer Extension Property. Prior to the lapse of the November 10, 2004 agreement, we entered into a subsequent option agreement on May 9, 2007 under substantially the same terms as the prior agreement. For more information concerning the option agreements, please see the section entitled “Option Agreements with Goldbridge Resources Ltd.” beginning on page 24 of this prospectus.

The Pioneer Extension Property is located in south-western British Columbia, approximately 165 kilometers north-northeast of the city of Vancouver, British Columbia, in an area known as the Lillooet Mining Division.

We intend to explore the Pioneer Extension Property for any commercially exploitable mineral deposits and to exploit any mineral deposits we discover or sell or otherwise assign the rights to do so. There is no assurance that any commercially viable mineral deposits exists on the Pioneer Extension Property.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on the Pioneer Extension Property. Once we complete each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our board of directors will make these decisions based upon the recommendations of the independent geologist who will oversee the program and record the results.

Our plan of operation is to conduct an exploration program on the Pioneer Extension Property in order to ascertain whether it possesses commercially exploitable quantities of mineral deposits.

Even if we complete our proposed exploration programs on the Pioneer Extension Property and we are successful in discovering mineral deposits, we may not find enough to pay our expenses or achieve profitable operations.

Location and Description of Property

The Pioneer Extension Property is located in southwestern British Columbia, approximately 165 kilometers north-northeast of the city of Vancouver, British Columbia, in an area known as the Lillooet Mining Division. The Pioneer Extension Property is centered on latitude 50045’N, longitude 122045’W, map reference NTS 92J15 and 92J10 – Plate 2-1.

The Pioneer Extension Property consists of a total 81 mineral claims (54 Crown grants and 27 Crown fractions), consisting of approximately 1193.89 hectares. The claims are primarily situated along Cadwallader Creek. An extension of the claim group runs up Chism Creek to the southeast of the main body of the claims. The topography of the Pioneer Extension Property is characterized by steep relief with tree covered slopes that lie between the various creeks, which drain into Caldwallader Creek. The elevation of the Pioneer Extension Property ranges from 1200 meters to 1500 meters. The climate of the Lillooet Mining Division is characterized by warm, dry summers and cold winters.

Access to Property

Access to the Pioneer Extension Property, from the city of Vancouver, British Columbia is gained by taking Highway 99 for approximately 265 kilometers east to the city of Lillooet, followed by a road that continues for approximately 100 kilometers west towards the town of Bralorne and taking a graveled logging road, approximately 12 kilometers south.

Option Agreements with Goldbridge Resources Ltd.

On November 10, 2004, we entered into an option agreement with Goldbridge Resources Ltd., which granted us the right to acquire a 50% interest in the Pioneer Extension Property in consideration for $22,500. The $22,500 was paid to Goldbridge Resources Ltd. in two installments, consisting of a payment of $11,250 upon the execution of the option agreement and a payment of $11,250 on February 10, 2005.

The term of the option agreement commenced on November 10, 2004, and extended for a period of 18 months until May 10, 2006. We extended the term of the option agreement by an additional twelve months until May 10, 2007 by paying Goldbridge Resources an additional $10,000 in September 2006. On May 9, 2007, we entered into a subsequent option agreement with Goldbridge Resources Ltd. which included similar terms to the option agreement dated November 10, 2004. The May 9, 2007 agreement granted us the right to acquire a 50% interest in the Pioneer Extension Property in consideration for $22,500. The first installment of $11,250 was paid to Goldbridge Resources Ltd. upon the execution of the agreement and the final payment of $11,250 is due on November 9, 2007. To exercise the option and acquire the 50% interest in the property, we must make a minimum of $250,000 of expenditures on the Pioneer Extension Property on or before November 9, 2008.

Under the terms of the option agreement, we are required to operate in a manner consistent with mining industry standards and are responsible and liable for any damage caused while carrying out work on the Pioneer Extension Property. We also agreed to indemnify and hold Goldbridge Resources harmless from any and all claims, including all legal costs, resulting from any activity carried out by our company on the Pioneer Extension Property. Goldbridge Resources is required to make all payments and do such acts as may be required of it to maintain the Pioneer Extension Property in good standing during the term of the option agreement.

Exploration History

To our knowledge, the following chart sets out a list of the previous owners of the Pioneer Extension Property. To our knowledge, no definite list of prior ownership exists for the Pioneer Extension Property.

Name of Company	Approximate Dates of Ownership
Pacific Eastern Gold Mines	1929 to 1944
Quebec Cartier Mines Limited	1944 to 1973
Richard J. Barclay	1973 to 1974
JTM Enterprises	1974
BRH Investments Ltd	1975
Pacific Northern Gold	1975
Gold Drop Mines	1976
JTM Enterprises/BRH Investments Ltd	1977 to 1984
Urban West Development Corp.	1984 to 1995
Palmer Industries (now Palmer Mineral Resources Ltd.)	1995 to 2001
Goldbridge Resources Inc.	2001 to present

Present Condition of the Property

We have not found any mineral deposits on the Pioneer Extension Property. We have no estimates and can make no assurances relating to whether any mineral deposits will be found on the Pioneer Extension Property.

Infrastructure

There is no infrastructure located on the Pioneer Extension Property other than a gravel road. A hydro connection exists in the nearby town of Bralorne. The town of Bralorne is located approximately 12 kilometers north of the Pioneer Extension Property.

Work Conducted on the Property

We have not conducted any work on the Pioneer Extension Property. We plan to begin a program of exploration on the Pioneer Extension Property when sufficient funds have been raised. The funds required to implement our program of exploration is set out under the heading “Plan of Operation” on page 27 of this prospectus. We anticipate that any funds required will primarily be made through the private placement of our equity securities. We can offer no assurance, however, that we will be able to obtain the funds required to complete our proposed program of exploration. We anticipate that our program of exploration will consist of two stages and will cost approximately $246,000.

Current State of Exploration

We have not begun our exploration program, nor have we not found any mineral deposits on the Pioneer Extension Property. We have no estimates and can make no assurances relating to whether any deposits will be found on the Pioneer Extension Property.

Competitors

We are an exploration stage company engaged in the acquisition of prospective mineral properties. We compete with other companies for both the acquisition of prospective properties and the financing necessary to develop such properties.

We conduct our business in an environment that is highly competitive and unpredictable. In seeking out prospective properties, we have encountered intense competition in all aspects of our business as we compete directly with other development stage companies as well as established international companies. Many of our competitors are national or international companies with far greater resources, capital and access to information than us. Accordingly, these competitors may be able to spend greater amounts on the acquisition of prospective properties and on the exploration and development of such properties. In addition, they may be able to afford greater geological expertise in the exploration and exploitation of mineral properties. This competition could result in our competitors having resource properties of greater quality and attracting prospective investors to finance the development of such properties on more favorable terms. As a result of this competition, we may become involved in an acquisition with more risk or obtain financing on less favorable terms.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and exploitation of the Pioneer Extension Property. We have not incurred any research or development expenditures on the Pioneer Extension Property to date.

Compliance with Governmental Regulation

The exploration and development of mining properties is subject to various Canadian federal, provincial and local governmental regulations. Our company may from time to time, be required to obtain licenses and permits from various governmental authorities in regards to the exploration and development of our property interests.

If our company proceeds with the development of our property, we anticipate that we will be subject to increased governmental regulation. Matters subject to regulation include discharge permits for mining operations, mining and abandonment bonds, reports concerning operations, and taxation. The exploration and development of our property interests and the handling, storage, transportation and disposal of by-products and other substances and materials produced or used in connection with mining operations are also subject to regulation under federal, provincial and local laws and regulations relating primarily to the protection of human health and the environment. As our company has not proceeded to the development stage of our properties, we have not incurred any expenditures related to complying with such laws, or for remediation of existing environmental contamination. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. If we ever abandon the Pioneer Extension Property, we plan to seal or fill in all holes and pits that we have created. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Employees

Our company is currently operated by Raymond Irvine as our President, Secretary and Treasurer. We intend to periodically hire independent contractors to execute our exploration and development activities. Our company may hire employees when circumstances warrant. At present, however, our company does not anticipate hiring employees in the near future.

PLAN OF OPERATION

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-

looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 6.

Our unaudited and audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

As of March 31, 2007, our company had cash of $23,500 and working capital of $17,130. We estimate our operating expenses and working capital requirements for the next twelve period to be as follows:

Estimated Expenses For the Next Twelve Month Period
Exploration Costs	$246,000
Employee and Consultant Compensation	$45,000
Professional Fees	$50,000
General and Administrative Expenses	$37,000
Total	$378,000

Exploration Costs

We anticipate on implementing a program of exploration within the next twelve months. We anticipate that our program of exploration will consist of two stages and will cost approximately $246,000. We anticipate that Stage 1 of our program of exploration will consist of: planning, consultation and implementation of our program of exploration, line cutting, seismic profiling, a orientation survey, a geophysical survey and the drafting of a report that will outlining our findings. We anticipate that Stage II of our program of exploration will consist of the planning, consultation and implementation of our program of exploration, a geo-physical a orientation survey, a geochemical survey, a anomaly investigation and the drafting of a report that will outline our findings.

Estimated Costs of our Program of Exploration

Stage I	Cost
The planning, consultation and implementation of our program of exploration	$10,000
Line cutting	$15,000
Seismic profiling	$15,000
Orientation survey	$6,000
Geo-physical survey	$70,000
Report	$5,000
Total	$121,000
Stage II
The planning, consultation and implementation of our program of exploration	$10,000
Geo-physical orientation survey	$5,000
Geochemical survey	$50,000
Anomaly investigations	$50,000
Report	$10,000
Total	$125,000

Employee and Consultant Compensation

Given the early stage of our development and exploration properties, we intend to continue to outsource our professional and personnel requirements by retaining consultants on an as needed basis. We estimate that our consultant and related professional compensation expenses for the next twelve month period will be approximately $45,000.

Professional Fees

We intend to qualify our shares for quotation on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board following the declaration of effectiveness of this prospectus. In order to do this, we must find a market maker who will file a Form 15c-211 that will allow him to make a market in our shares of common stock. However, at the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the Over-the-Counter Bulletin Board or, if traded, that a public market will materialize. If we do find a market maker and our common stock begins to trade on the Over-the-Counter Bulletin Board, then we will be a public company. This registration statement is our first step toward becoming a public company and we anticipate that it will cost us approximately $25,000.

Once this registration statement becomes effective, we will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act, 1934, as amended, and will be required to file disclosure documents with the Securities and Exchange Commission. We expect to incur on-going legal expenses to comply with our reporting responsibilities as public company under the United States Securities Exchange Act of 1934, as amended. We estimate our legal, audit and accounting expenses for the next twelve month period to be approximately $50,000.

General and Administrative Expenses

We anticipate spending $37,000 on general and administrative costs in the next twelve month period. These costs primarily consist of expenses such as property option payments, office supplies and office equipment.

LIQUIDITY AND CAPITAL RESOURCES

Our company’s principal cash requirements are for exploration expenses which we anticipate will rise as we proceed to determine the feasibility of developing our current or future property interests.

Capital Resources

As of March 31, 2007, we had working capital of $17,130. We have suffered recurring losses from inception. The ability of our company to meet our financial liabilities and commitments is primarily dependent upon the continued financial support of our directors and shareholders, the continued issuance of equity to new shareholders, and our ability to achieve and maintain profitable operations.

Management believes that our company's cash balance will not be sufficient to meet our working capital requirements for the next twelve month period. We estimate that we will require $378,000 over the next twelve month period to fund our operating cash shortfall. Our company plans to raise the capital required to satisfy our immediate short-term needs and additional capital required to meet our estimated funding requirements for the next twelve months primarily through the private placement of our equity securities. There is no assurance that our company will be able to obtain further funds required for our continued working capital requirements.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, successful exploration of our property interests, the identification of reserves sufficient enough to warrant development, successful development of our property interests and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited financial statements for the period ended December 31, 2006, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our statements contain additional note disclosures describing the circumstances that lead to this disclosure by its independent auditors.

Capital Expenditures

Other than as required under the terms of the option agreement, as of July 10, 2007, our company does not have any material commitments for capital expenditures and management does not anticipate that our company will spend additional material amounts on capital expenditures in the near future.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Mineral Property Costs

We have been in the exploration stage since our formation on May 19, 2004 and have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. Our company assesses the carrying costs for impairment under SFAS No.144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. Our company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This

statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of this statement did not have a material effect on our reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on our reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on our reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after

September 15, 2006. The adoption of this statement did not have a material effect on our reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement did not have a material effect on our reported financial position or results of operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, no director, officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our last fiscal year ended December 31, 2006, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

During the three months ended March 31, 2007, we recognized $1,500 for donated services at $500 per month and $750 for donated rent at $250 per month provided by our President and director.

During the year ended December 31, 2006, we recognized $6,000 for donated services at $500 per month and $3,000 for donated rent at $250 per month provided by our President and director.

Given that we are a start-up, exploration stage company, we believe that the terms of the foregoing transactions, and the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan.

The promoters of our company are Raymond Irvine, our President, Secretary, Treasurer and a director, and Howard Dahl, a director.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1)           1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 19,506,304 shares as of the date of this prospectus; or

(2)           the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 11,650,000 shares of our common stock that may be sold pursuant to Rule 144 after May 2, 2006. Rule 144 applies to the 11,650,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 2,618,761 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 45 holders of record of our common stock.

We have not declared any dividends on our common stock since our date of inception . There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Dividend Policy

We have not declared or paid any cash dividends since our date of inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

Equity Compensation Plan Information

Our company did not have an equity compensation plan as of July 10, 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;
(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2006; and
(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the year ended December 31, 2006, who we will collectively refer to as our named executive officers, of our company for the years ended December 31, 2006 and 2005, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officer, whose total compensation does not exceed $100,000 for the respective fiscal year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensa-tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Annual Compen- sation ($)(2)	Total ($)
Raymond Irvine (1)	2006 2005	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

(1)	Raymond Irvine was appointed as our President, Secretary and Treasurer on September 24, 2004.

Stock Option Grants in 2006 to Named Executive Officers

From May 19, 2004, the date of inception, to our fiscal year ended December 31, 2006, we did not grant any stock options or stock appreciation rights to any of our directors or executive officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2006, there were no equity awards outstanding.

Aggregate Option Exercises in 2006 by Executive Officers

During the year ended December 31, 2006, no named executive officer held or exercised any stock options of our company.

Compensation of Directors

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. During the year ended December 31, 2006, no director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Agreements with our Named Executive Officers

We have not entered into any employment agreement or consulting agreements with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our shareholders but will voluntarily send an annual report, together with our annual audited financial statements. Any Securities and Exchange Commission filings that we do file will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are currently not required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board following the effectiveness of this registration statement of which this prospectus forms a part. If that happens, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may read and copy any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our financial statements are stated in United States dollars and are prepared in conformity with generally accepted accounting principles of the United States.

Teckmine Industries Inc.

(An Exploration Stage Company)

March 31, 2007

Index

Balance Sheets....................................................................................................................................	38
Statements of Operations.......................................................................................................................	39
Statements of Cash Flows......................................................................................................................	40
Notes to the Financial Statements.............................................................................................................	41

Teckmine Industries, Inc.

(An Exploration Stage Company)

Balance Sheets

(expressed in U.S. dollars)

	March 31, 2007 $ (unaudited)	December 31, 2006 $
ASSETS

Current Assets

Cash	23,500	27,999
Prepaid expenses	–	154

Total Assets	23,500	28,153

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	2,100	2,100
Accrued liabilities	4,270	–

Total Liabilities	6,370	2,100

Contingencies (Note 1)

Stockholders’ Equity

Common Stock: 100,000,000 shares authorized, $0.001 par value, 19,506,304 shares issued and outstanding	19,506	19,506

Additional Paid-in Capital	52,553	52,553

Share Subscriptions Receivable	–	(130)

Donated Capital	25,500	23,250

Deficit Accumulated During the Exploration Stage	(80,429)	(69,126)

Total Stockholders’ Equity	17,130	26,053

Total Liabilities and Stockholders’ Equity	23,500	28,153

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries, Inc.

(An Exploration Stage Company)

Statements of Operations

(expressed in U.S. dollars)

(unaudited)

		For the Three Months Ended March 31,	For the Three Months Ended March 31,
	Accumulated From May 19, 2004 (Date of Inception) To March 31,
	2007	2007	2006
	$	$	$

Revenue	–	–	–

Expenses

Donated rent (Note 4)	8,500	750	750
Management fees (Note 4)	17,000	1,500	1,500
Impairment of mineral property costs	32,500	–	–
Office and administrative	675	273	68
Professional fees	21,754	8,780	–

Total Expenses	80,429	11,303	2,318

Net Loss	(80,429)	(11,303)	(2,318)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		19,506,304	14,744,000

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries, Inc.

(An Exploration Stage Company)

Statements of Cash Flows

(expressed in U.S. dollars)

(unaudited)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2007	2006
	$	$

Operating Activities

Net loss	(11,303)	(2,318)

Adjustment to reconcile net loss to net cash used in operating activities

Donated services and rent	2,250	2,250

Changes in operating assets and liabilities

Prepaid expenses	154	–
Accrued Liabilities	4,270	–

Net Cash Used In Operating Activities	(4,629)	(68)

Financing Activities

Proceeds from common shares issued	130	–

Net Cash Provided by Financing Activities	130	–

Decrease In Cash	(4,499)	(68)

Cash - Beginning of Period	27,999	25,267

Cash - End of Period	23,500	25,199

Supplemental Disclosures

Interest paid	–	–
Income tax paid	–	–

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

(Unaudited)

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on May 19, 2004. The Company has an option to acquire a 50% interest in a mineral property located in British Columbia, Canada. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at March 31, 2007, the Company has working capital of $17,130 and has accumulated losses of $80,429 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies
(a)	Basis of Accounting

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year end is December 31.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(d)	Financial Instruments

The fair values of financial instruments, which consist of cash, accounts payable and accrued liabilities, approximate their carrying values due to the relatively short maturity of these instruments.

(e)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

(f)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

(Unaudited)

2.	Summary of Significant Accounting Policies (continued)
(g)	Mineral Property Costs

The Company has been in the exploration stage since its formation on May 19, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS No.144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

(h)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

(i)	Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(j)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2007 and 2006, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(k)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

(Unaudited)

2.	Summary of Significant Accounting Policies (continued)
(k)	Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

(Unaudited)

3.	Mineral Property

The Company entered into an agreement dated November 10, 2004 whereby the Company was granted an option in consideration for $22,500 (paid) to acquire a 50% interest in a mineral property located in British Columbia, Canada. The Company may exercise the option by incurring a minimum of $250,000 of exploration expenditures on the property prior to end of the agreement May 10, 2006. In fiscal 2006, the Company elected to extend the terms of the agreement by a further 12 months by paying an additional $10,000. See Note 5.

4.	Related Party Transactions

During the three months ending March 31, 2007, the Company recognized $1,500 (2006 - $1,500) for donated services at $500 per month and $750 (2006 - $750) for donated rent at $250 per month provided by the President of the Company.

5.	Subsequent Event

On May 9, 2007, the Company extended the terms of the mineral property option agreement described in Note 3 for a further 18-month extension to November 9, 2008 for $22,500.

Teckmine Industries Inc.

(An Exploration Stage Company)

December 31, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Teckmine Industries Inc. (An Exploration Stage Company)

We have audited the accompanying balance sheets of Teckmine Industries Inc. as of December 31, 2006 and 2005 and the related statements of operations, cash flows and stockholders’ equity for the years then ended and accumulated from May 19, 2004 (Date of Inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teckmine Industries Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended and accumulated from May 19, 2004 (Date of Inception) to December 31 ,2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue and has incurred losses from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 12, 2007

Teckmine Industries Inc.

(An Exploration Stage Company)

Balance Sheets

(expressed in U.S. dollars)

	December 31, 2006 $	December 31, 2005 $
ASSETS

Current Assets

Cash	27,999	25,267
Prepaid expenses	154	5,350

Total Assets	28,153	30,617

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	2,100	–
Accrued liabilities	–	3,750

Total Liabilities	2,100	3,750

Contingencies (Note 1)

Stockholders’ Equity

Common Stock: 100,000,000 shares authorized, $0.001 par value, 19,506,304 and 19,410,000 shares issued and outstanding, respectively	19,506	19,410

Additional Paid-in Capital	52,553	33,890

Share Subscriptions Receivable	(130)	–

Donated Capital	23,250	14,250

Deficit Accumulated During the Exploration Stage	(69,126)	(40,683)

Total Stockholders’ Equity	26,053	26,867

Total Liabilities and Stockholders’ Equity	28,153	30,617

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries Inc.

(An Exploration Stage Company)

Statements of Operations

(expressed in U.S. dollars)

	Accumulated From
	May 19, 2004	For the Year Ended December 31,	For the Year Ended December 31,
	(Date of Inception) to December 31,
	2006	2006	2005
	$	$	$

Revenue	–	–	–

Expenses

Donated rent (Note 4)	7,750	3,000	3,000
Management fees (Note 4)	15,500	6,000	6,000
Impairment of mineral property costs (Note 3)	32,500	10,000	11,250
Office and administrative	402	128	204
Professional fees	12,974	9,315	509

Total Expenses	69,126	28,443	20,963

Net Loss	(69,126)	(28,443)	(20,963)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		19,410,000	14,744,000

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries Inc.

(An Exploration Stage Company)

Statements of Cash Flows

(expressed in U.S. dollars)

	Accumulated From
	May 19, 2004 (Date of Inception) to December 31,	For the Year Ended December 31,	For the Year Ended December 31,
	2006	2006	2005
	$	$	$

Operating Activities

Net loss	(69,126)	(28,443)	(20,963)

Adjustments to reconcile net loss to net cash used in operating activities

Donated services and rent	23,250	9,000	9,000
Impairment of mineral property costs	32,500	10,000	11,250

Changes in operating assets and liabilities

Prepaid expenses	(154)	5,196	(5,350)
Accounts payable	2,100	2,100	–
Accrued liabilities	–	(3,750)	3,750

Net Cash Used In Operating Activities	(11,430)	(5,897)	(2,312)

Investing Activities

Mineral property acquisition costs	(32,500)	(10,000)	(11,250)

Net Cash Used In Investing Activities	(32,500)	(10,000)	(11,250)

Financing Activities

Proceeds from common shares issued	75,679	18,629	13,425
Share issuance costs	(3,750)	–	(3,750)

Net Cash Provided by Financing Activities	71,929	18,629	9,675

Increase (Decrease) In Cash	27,999	2,732	(3,888)

Cash - Beginning of Period	–	25,267	29,155

Cash - End of Period	27,999	27,999	25,267

Supplemental Disclosures

Interest paid	–	–	–
Income tax paid	–	–	–

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries Inc.

(An Exploration Stage Company)

Statements of Stockholders’ Equity

From May 19, 2004 (Date of inception) to December 31, 2006

(expressed in U.S. dollars)

							Deficit
							Accumulated
			Additional	Common	Share		During the
	Common Stock		Paid-in	Stock	Subscriptions	Donated	Development
	Shares	Amount	Capital	Subscribed	Receivable	Capital	Stage	Total
	#	$	$	$	$	$	$	$
Balance – May 19, 2004 (Date of inception)	–	–	–	–	–	–	–	–

June 30, 2004 – Issuance of common stock for cash at $0.001 per share	10,000,000	10,000	–	–	–	–	–	10,000

Common stock subscribed	–	–	–	33,625	–	–	–	33,625

Donated services and rent	–	–	–	–	–	5,250	–	5,250

Net loss for the period	–	–	–	–	–	–	(19,720)	(19,720)

Balance – December 31, 2004	10,000,000	10,000	–	33,625	–	5,250	(19,720)	29,155

June 30, 2005 – Issuance of common stock at $0.005 per share	9,410,000	9,410	37,640	(33,625)	–	–	–	13,425

Share issuance costs	–	–	(3,750)	–	–	–	–	(3,750)

Donated services and rent	–	–	–	–	–	9,000	–	9,000

Net loss for the year	–	–	–	–	–	–	(20,963)	(20,963)

Balance – December 31, 2005	19,410,000	19,410	33,890	–	–	14,250	(40,683)	26,867

December 2006 – Issuance of common stock at $0.20 per share	96,304	96	18,663	–	(130)	–	–	18,629

Donated services and rent	–	–	–	–	–	9,000	–	9,000

Net loss for the year	–	–	–	–	–	–	(28,443)	(28,443)

Balance – December 31, 2006	19,506,304	19,506	52,553	–	(130)	23,250	(69,126)	26,053

(The Accompanying Notes are an Integral Part of the Financial Statements)

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on May 19, 2004. The Company has an option to acquire a 50% interest in a mineral property located in British Columbia, Canada. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resource properties. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2006, the Company has working capital of $26,053 and has accumulated losses of $69,126 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies
(a)	Basis of Accounting

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year end is December 31.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(d)	Financial Instruments

The fair values of financial instruments, which consist of cash, accounts payable and accrued liabilities, approximate their carrying values due to the relatively short maturity of these instruments.

(e)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

(f)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)
(g)	Mineral Property Costs

The Company has been in the exploration stage since its formation on May 19, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS No.144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

(h)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value

(i)	Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

(j)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2006 and 2005, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(k)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)
(k)	Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Teckmine Industries Inc.

(An Exploration Stage Company)

Notes to the Financial Statements

(expressed in U.S. dollars)

3.	Mineral Property

The Company entered into an agreement dated November 10, 2004 whereby the Company was granted an option in consideration for $22,500 (paid) to acquire a 50% interest in a mineral property located in British Columbia, Canada. The Company may exercise the option by incurring a minimum of $250,000 of exploration expenditures on the property prior to the end of the agreement on May 10, 2006. In 2006, the Company elected to extend the terms of the agreement by a further 12 months by paying an additional $10,000. The costs of the mineral property totalling $32,500 were initially capitalized. As at December 31, 2006, the Company recognized an impairment of $10,000 (2005 - $11,250 and 2004 - $11,250), as it has not yet been determined whether there are proven or probable reserves on the property.

4.	Related Party Transactions

During the year ended December 31, 2006, the Company recognized $6,000 (2005 - $6,000) for donated services at $500 per month and $3,000 (2005 - $3,000) for donated rent at $250 per month provided by the President of the Company.

5.	Common Stock
(a)	In December 2006, the Company issued 96,304 shares of common stock at $0.20 per share for net proceeds of $18,759 of which $130 was receivable as at December 31, 2006.
(b)

On June 30, 2005, the Company issued 9,410,000 shares of common stock at $0.005 per share for gross proceeds of $47,050. The Company incurred issuance costs of $3,750 in connection with this private placement.

6.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred cumulative net operating losses of approximately $45,900 which commence expiring in 2024. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the year ended December 31, 2006 and 2005, the valuation allowance established against the deferred tax assets increased by $6,865 and $4,125, respectively.

The components of the net deferred tax asset as at December 31, 2006 and 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2006 $	2005 $

Net Operating Losses	45,900	26,400

Statutory Tax Rate	35%	35%

Effective Tax Rate	–	–

Deferred Tax Asset	16,065	9,200

Valuation Allowance	(16,065)	(9,200)

Net Deferred Tax Asset	–	–

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CW1339310.1